UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as Amended

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

RIOT PLATFORMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 5, 2023

Fellow Riot Employees,

As you know, Riot Platforms, Inc. (“Riot”) is holding its Annual General Meeting on Tuesday, June 27, 2023, and we are asking our stockholders to vote on various proposals, including those of you who own shares in our company.

The following four (4) proposals are being submitted to our stockholders for consideration at the Annual Meeting:

	Proposal	Board Recommendation
1	To elect each of Hannah Cho and Lance D’Ambrosio as our Class II director nominees to serve on the Board of Directors for terms expiring at the 2026 Annual General Meeting of Stockholders.	“FOR”
2	To ratify, in a non-binding advisory vote, the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	“FOR”
3	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).	“FOR”
4	To approve the Fourth Amendment to the Riot Blockchain, Inc. 2019 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 4,000,000 shares.	“FOR”

I, along with the rest of the Board, recommend that you vote in favor of each of these four proposals, in accordance with the requirements of your holdings, so that Riot can continue its progress towards becoming a vertically integrated Bitcoin mining company and market leader in our industry.

To facilitate a seamless voting process, we have retained Okapi Partners (copied on this e-mail) to act as our solicitor in connection with the stockholders' meeting, who can take your votes directly via e-mail. Therefore, to vote your shares according to the board’s recommendations, please reply promptly to this e-mail with your voting instructions as follows:

“My name is XXXXXXXXXXXXX, and I hereby authorize Okapi Partners, acting as my proxy for the upcoming Annual General Meeting of the stockholders of Riot Platforms, Inc., scheduled for Tuesday, June 27, 2023, to please vote all of my shares of Riot’s stock in line with the recommendations of the Board of Directors.

Thank you,
[signature]”

Or please reply promptly to this e-mail with your voting instructions (FOR, AGAINST, ABSTAIN) for each proposal.

“My name is XXXXXXXXXXXXX. And I hereby authorize Okapi Partners, acting as my proxy for the upcoming Annual General Meeting scheduled on Tuesday, June 27, 2023, to please vote all of my shares (FOR, WITHHOLD) Proposal 1, (FOR, AGAINST, ABSTAIN) Proposal 2, (FOR, AGAINST, ABSTAIN) Proposal 3 and (FOR, AGAINST, ABSTAIN) Proposal 4.

Thank you,
[signature]”

We appreciate your consideration and thank you for your support.

Regards,

Jason Les